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                                                                      EXHIBIT 99

      P    R    E    S    S               R    E    L    E    A    S    E
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                                    CONTACT:
Stephen Lerch                                                      Allan Jordan
Executive Vice President                                         Vice President
iDine Rewards Network Inc.                           Golin/Harris International
(305) 892-3306                                                   (212) 697-9191


  IDINE ANNOUNCES AGREEMENT WITH AMERICA ONLINE TO LAUNCH NEW DINING BENEFITS
                            PROGRAM FOR AOL MEMBERS

MIAMI--(BUSINESS WIRE)--March 26, 2002--iDine Rewards Network Inc. (AMEX: IRN - news), the nation's leading provider of dining rewards programs, today announced an agreement with America Online, Inc., the world's leading interactive services company, to jointly develop a new dining benefits program for AOL members.

AOL members who enroll in the AOL Dining program will earn credits that may be applied towards their AOL subscription. The program, another element of America Online's continuing efforts to provide valuable membership benefits, enables AOL Dining members to earn credit toward the AOL service for every $200 in dining spend at iDine's network of more than 7,500 participating restaurants nationwide. (Total dining spend includes food, drinks, tax and tip.) The new dining program is scheduled to launch in the spring of 2002.

Dining enrollment is free and is provided as an added benefit to AOL members. Members simply enroll online; register up to three credit and/or debit cards on a secure, co-branded site; dine at a participating restaurant; and pay the bill with one of their registered cards. No additional ID cards or coupons are required. Using iDine's proprietary processing technology, the total dining spend will automatically be applied to the member's AOL Dining account, and members will earn credit toward AOL service each time they accumulate $200 in dining spend.

"We're delighted America Online has chosen iDine as its dining rewards partner," said Gene Henderson, President and Chief Executive Officer of iDine Rewards Network Inc. "America Online is the world's leading interactive services company and the only one to offer a dining program that allows members to earn credits good toward time online. With its vast audience and unmatched brand, America Online has the potential to assist us in driving significant business to our participating restaurants. This alliance will further strengthen iDine's industry leadership as a provider of nationally based dining rewards programs"

"We are always looking for new ways to make AOL membership more valuable, and we're pleased to add this dining program as another great benefit for our members," said Joe Redling, President of Marketing for America Online. "We believe our members will enjoy iDine's consumer-friendly program, which will allow them to earn credit good toward the AOL service by
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simply dining at the many restaurants within iDine's nationwide network."

About iDine

iDine Rewards Network Inc., based in Miami, Florida, offers its members a variety of dining savings and rewards programs at more than 7,500 restaurants throughout the United States via means of a registered credit card platform. The Company currently has 11 million registered credit cards through 8.4 million enrolled accounts. Dining incentives are offered through the Company's dining programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause iDine Rewards Network Inc.'s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the Company's filings with the Securities and Exchange Commission.